Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

TEEKAY CORPORATION LTD.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common Shares	Other	4,910,345(2)	$9.16(3)	$44,978,760.20	0.0001531	$6,886.25

Equity	Common Shares	Other	742,385(4)	$9.16(3)	$6,800,246.60	0.0001531	$1,041.12

Equity	Common Shares	Other	506,579(5)	$5.81(6)	$2,943,223.99	0.0001531	$450.61

Equity	Common Shares	Other	4,032,326(7)	$7.74(8)	$31,210,203.24	0.0001531	$4,778.28

Total Offering Amounts					$85,932,434.03		$13,156.26

Total Fee Offsets							$—

Net Fee Due							$13,156.26

(1)

Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional common shares, $0.001 par value per share (the “Common Shares”), of Teekay Corporation Ltd. (the “Registrant”) that become issuable under the Teekay Corporation Ltd. 2013 Equity Incentive Plan (the “2013 Plan”) and the Teekay Corporation Ltd. 2023 Equity Incentive Plan (the “2023 Plan”, and together with the 2013 Plan, the “Plans”) by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the Registrant’s receipt of consideration that increases the number of the Registrant’s outstanding shares of Common Shares.

(2)

This Registration Statement registers 4,313,489 of the Registrant’s Common Shares available for issuance under the 2023 Plan and 596,856 of the Registrant’s Common Shares reserved for issuance pursuant to outstanding awards under the 2023 Plan.

(3)

Estimated in accordance with paragraphs (c) and (h) of Rule 457 under the Securities Act solely for purposes of calculating the registration fee. The price for the Common Shares being registered hereby is based on a price of $9.16 per Common Share, which is the average of the high ($9.24) and low ($9.07) trading prices for Common Shares of the Registrant on September 25, 2024, as reported on the New York Stock Exchange.

(4)	This Registration Statement registers 742,385 of the Registrant’s Common Shares reserved for issuance pursuant to outstanding awards under the 2013 Plan.
(5)	Represents 506,579 of the Registrant’s Common Shares authorized to be issued upon the exercise of outstanding stock options under the 2023 Plan.
(6)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) of the Securities Act, and based on $5.81, which is the weighted average exercise price (rounded up to the nearest cent) of the outstanding stock options under the 2023 Plan.

(7)	Represents 4,032,326 of the Registrant’s Common Shares authorized to be issued upon the exercise of outstanding stock options under the 2013 Plan.
(8)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) of the Securities Act, and based on $7.74, which is the weighted average exercise price (rounded up to the nearest cent) of the outstanding stock options under the 2013 Plan.